Exhibit 2


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


This AMENDMENT NO. 1, dated as of August 6, 1999 (this "Amendment"), is between Data General Corporation, a Delaware corporation (the "Corporation"), and The Bank of New York, as Rights Agent (the "Rights Agent").


                                    Recitals


WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement,
dated  as  of  October  3,  1986   (Renewed and Restated as of October 19, 1996)
(the "Rights Agreement"); and


WHEREAS, EMC Corporation, a Massachusetts corporation ("EMC"), and the Corporation propose to enter into an Agreement and Plan of Merger (the "Merger
Agreement") pursuant to which the Corporation will merge with Emerald Merger Corporation, a Delaware corporation and subsidiary of EMC (the "Merger"), and a related Stock Option Agreement by and between the Corporation, as issuer, and EMC, as grantee (the "Option Agreement"). The Board of Directors of the Corporation has approved the Merger Agreement, the Merger and the Option Agreement; and


WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Corporation and the Rights Agent desire to evidence such amendment in writing;


NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:


(a) Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:


         Notwithstanding anything in this Rights Agreement to the contrary, EMC shall not be deemed to be an Acquiring Person by virtue of (i) the consummation of the Merger, (ii) the execution and delivery of the Merger Agreement and the Option Agreement, or (iii) the consummation of any of the other transactions contemplated in the Merger Agreement and the Option Agreement.


(b)  Amendment  of  Section   3(a).  Section 3 (a)  of  the  Rights Agreement is
amended to add the following sentence at the end thereof:


         Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of
         (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Option Agreement, or (iii) the consummation of any of the other transactions contemplated in the Merger Agreement and the Option Agreement.


(c) Amendment of Section 1(k). Section 1(k) of the Rights Agreement is amended and restated to read as follows:


                  (i)   "Final Expiration Date" shall mean October 19, 2001.


                  (ii) "Merger" shall have the meaning set forth in the Merger Agreement.


                  (iii) "Merger Agreement" shall mean that certain Agreement and
                        Plan of Merger, dated as of August 6, 1999, by and among EMC, Emerald Merger Corporation and the Corporation, as amended from time to time.


                  (iv) "Option Agreement" shall mean that certain Stock Option Agreement, dated as of August 6, 1999, by and between EMC, as grantee, and the Corporation, as issuer, as amended from time to time.


                  (v)  "EMC"  shall  mean  EMC   Corporation,   a  Massachusetts
                       corporation.


(d) Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated to state in its entirety as follows:


         Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent as set forth in Section 25 hereof, together with payment of the Purchase Price with respect to each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised, at or prior to the Close of business on the earlier of (i) the Final Expiration Date, (ii) the date on which the Rights are redeemed as provided in Section 23 hereof, or (iii) the consummation of the Merger (such earlier date being herein referred to as the "Expiration Date").


(e) Amendment of Section 12. Section 12 of the Rights Agreement is amended to add the following sentence at the end thereof:


         Notwithstanding anything in this Rights Agreement to the contrary, none of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Option Agreement, and (iii) the consummation of any of the other transactions contemplated in the Merger Agreement and the Option Agreement shall be deemed to be events of the type described in the first sentence of this Section 12, and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 12.


(f) Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.


(g) Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except as to the duties and liabilities of the Rights Agent which shall be governed by and construed in accordance with the laws of the State of New York. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions to the maximum extent permitted by law.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, all as of the date and year first above written.





Attest:                                                 DATA GENERAL CORPORATION

By:      /s/ James K. Jacobs                      By:      /s/ Robert C. McBride
   -------------------------                         ---------------------------
Name:    James K. Jacobs                          Name:    Robert C. McBride
Title:   Assistant Secretary                      Title:   Chief Administrative
                                                  Officer, Treasurer  and  Vice
                                                  President


Attest:                                                 THE BANK OF NEW YORK,
                                                        AS RIGHTS AGENT

By:      /s/ Ralph Chianese                       By:      /s/ Eon A. Canzius
   -------------------------                         ---------------------------
Name:    Ralph Chianese                           Name:    Eon A. Canzius
Title:   Vice President                           Title:   Assistant Treasurer